Contacts:
Phil McDermott	Christiane Pelz
CFO	Investor Relations
AltiGen Communications	Lippert/Heilshorn & Associates
510-252-9712	415-433-3777
pmcdermott@altigen.com	cpelz@lhai.com

ALTIGEN COMMUNICATIONS REPORTS

RECORD SECOND QUARTER FISCAL 2008 REVENUE

- Delivered Revenue of $4.7 Million, Up 14% over Second Quarter 2007 -

- Posted Gross Margins of 55.6%, Up from 54.1% Second Quarter 2007 -

Fremont, CA - April 23, 2008 - AltiGen Communications, Inc. (Nasdaq: ATGN), a leading provider of VoIP business phone systems and Unified Communications solutions for small-to-medium businesses (SMBs), including companies with multiple distributed locations, branch offices and call centers, reported its financial results for the fiscal 2008 second quarter ended March 31, 2008.

Gilbert Hu, AltiGen’s CEO, said, “Posting revenue of $4.7 million, we reported the highest fiscal second quarter revenue in our history, which increased 11 percent over first quarter 2008 and 14 percent over the second quarter last year. We believe the improvement over the first quarter is a very positive sign as traditionally the second quarter is slower than the first. In addition, our focus on our new software assurance and hardware warranty program are increasing our recurring revenue stream. We nearly doubled the customer enrollment and still have a large untapped opportunity to upgrade the entire customer base. We believe these results validate that our growth plan is delivering results.”

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April 23, 2008
AltiGen Reports Second Quarter Fiscal 2008 Financial Results

“We have expanded distribution worldwide and will continue to aggressively pursue additional partnerships,” stated Jeremiah Fleming, AltiGen’s president and COO. “Internationally, we are entering Europe with our new partners Boport Telecommunication BV and Techland Group. Also, the relationship we formed earlier this year with Jenne Distributors, Inc. is on track: Training is completed and resellers are selling our products. Our goal is to replicate this experience with our recently signed distributors including our overseas partners and Maxima Consulting in Canada.”

“We continue to increase both scalability and functionality with our products’ ability to address communication requirements for companies with 5 to 5,000 users. At our Partners Conference in Orlando, FL at the end of February, we unveiled Release 5.2, which we started shipping at quarter end, and further educated our partners on the productivity and cost benefits of a Unified Communications solution specifically designed for SMBs. In March, we extended our features for the mobile workforce leveraging the Skype network through our partnership with VoSKY,” Fleming added.

Financial Results

Revenue for the fiscal 2008 second quarter was $4.7 million, compared to $4.1 million a year ago and $4.3 million in the previous quarter. Gross margins were stable at 55.6 percent, compared to 56.5 percent last quarter and 54.1 percent a year ago. Operating expenses totaled $3.8 million, compared to $3.5 million last quarter and $2.5 million in the year ago quarter, reflecting the increased investment in sales and marketing. Net loss for the second quarter of fiscal 2008 was $1.1 million, or $0.07 per share, including stock based compensation expense (SBC) of $251,000. This compares to a net loss of $971,000, or $0.06 per share, including SBC of $229,000 in the first quarter, and $172,000, or $0.01 per share, including SBC of $105,000 in the same quarter last year.

Phil McDermott, AltiGen’s CFO, said, “During second quarter 2008, our larger systems contributed 24 percent of total systems shipped versus 22 percent last quarter, which helped to maintain our stable gross margins. In addition, we continue to have a strong balance sheet, ending the quarter with $9.5 million in cash and short-term investments and no long-term debt. We leveraged our position to enhance shareholder value by repurchasing 213,000 shares for approximately $346,000 and investing in our sales programs.”

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AltiGen Reports Second Quarter Fiscal 2008 Financial Results

For the six months year-to-date compared to the first half of 2007, revenue of $9.0 million increased 5.0 percent; gross margin of 56.0 percent was up 200 basis points; operating expenses of $7.3 million increased from $5.1 million and net loss of $2.1 million compared to $259,000.

Outlook

“We believe we have the right strategy and products in place to continue our growth. We are very excited about our second quarter results. In spite of the slower economic environment, we expect our fiscal 2008 revenue to grow 10 percent to 20 percent compared to fiscal year 2007,” concluded Fleming.

Earnings Conference Call
AltiGen will conduct a conference call with investment professionals at 2:00 PM Pacific Time (5:00 PM Eastern Time) today, April 23, 2008 to discuss AltiGen’s results of operations for the first quarter. Dial (800) 862-9098 (domestic) or (785) 424-1051 (international) to listen in to the call. The conference call ID is “7AltiGen.” A live webcast will also be made available at http:/www.altigen.com. A telephonic replay will be available approximately one hour after the call through April 25, 2008. To access the replay, dial (402) 220-1347. A web archive will be made available at http:/www.altigen.com for 90 days following the call's conclusion.

About AltiGen Communications
AltiGen Communications, Inc. (NASDAQ: ATGN) is a leading provider of VoIP business phone systems and Microsoft-based Unified Communications solutions for small-to-medium businesses (SMBs), including companies with multiple distributed locations, branch offices and call centers. AltiGen's scalable, integrated, and easy to manage all-in-one unified communications solutions enable an array of applications like standards based SIP VoIP phones and servers, unified messaging, voicemail, call recording, conferencing, call activity reporting and mobility solutions that leverage both the Internet and the public telephone network to take advantage of the convergence of voice and data communications. AltiGen’s systems are designed with an open architecture and are built on an industry standard platform. This adherence to widely used standards allows products to integrate with and leverage the existing technology investment of partners and customers. For more information, call 1-888-ALTIGEN or visit the web site at http:/www.altigen.com.

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AltiGen Reports Second Quarter Fiscal 2008 Financial Results

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP telephone systems, our successful execution of adding new quality value added resellers and distributors world wide, our ability to successfully continue our software assurance and hardware warranty programs, the continuing success of our sales and marketing initiatives, our ability to maintain large systems as a percentage of our overall systems shipped, and our ability to achieve our fiscal 2008 revenue guidance. These statements reflect management's current expectation. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to AltiGen's Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to AltiGen as of the date hereof and AltiGen assumes no obligation to update these forward-looking statements.

(Tables Follow)

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AltiGen Reports Second Quarter Fiscal 2008 Financial Results

AltiGen Communications, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	March 31		March 31
	FY 2008	FY 2007	FY 2008	FY 2007
Net Revenue	$4,712	$4,145	$8,972	$8,517
Gross profit	2,619	2,241	5,025	4,602

Research and development	1,035	825	1,950	1,642
Selling, general & administrative	2,787	1,699	5,364	3,450

Operating loss	(1,203)	(283)	(2,289)	(490)

Interest and other income,net	76	114	191	231

Net loss before tax	(1,127)	(169)	(2,098)	(259)

Provision for income tax	-	3	-	7

Net loss after tax	$(1,127)	$(172)	$(2,098)	$(266)

Basic and diluted net loss per share	$(0.07)	$(0.01)	$(0.13)	$(0.02)

Weighted average shares outstanding	15,708	15,163	15,753	15,146

	Condensed Consolidated Balance Sheets
	(Amounts in thousands)
	(Unaudited)

	March 31, 2008	September 30, 2007

Cash and cash equivalents	$9,074	$6,111
Short-term investments	404	3,796
Accounts receivable, net	2,727	2,656
Inventories	2,006	1,567
Other current assets	364	237
Net property and equipment	483	506
Other long-term assets	290	377
Total Assets	$15,348	$15,250

Current liabilities	$4,762	$2,816
Long-term deferred rent	53	$89
Stockholders' equity	10,533	12,345

Total Liabilities and Stockholders' Equity	$15,348	$15,250